Exhibit 10.8

November 4, 2021

Mr. Robert H. Steers
c/o Cohen & Steers, Inc.
280 Park Avenue
New York, NY 10017

Dear Bob:

This letter agreement (this “Agreement”) makes reference to those certain restricted stock unit agreements that have been entered into and that may be entered into by and between Cohen & Steers, Inc. (the “Company”) and you (collectively, the “RSU Agreements”) setting forth terms and conditions applicable to Company restricted stock units (the “RSUs”) previously granted to you or to be granted to you by the Company, as the case may be.

This Agreement is entered into in connection with your notice of resignation from the position of Chief Executive Officer of the Company, effective March 1, 2022, delivered to the board of directors of the Company (the “Board”) on November 4, 2021 (the “Notice Date”), and in consideration of your service as Chief Executive Officer of the Company and your appointment and continued service as Executive Chairman of the Company effective March 1, 2022 upon your resignation as Chief Executive Officer. The Company’s execution and delivery of this Agreement, and its agreement to the terms hereof, have been approved by the Compensation Committee of the Board.

The Company hereby agrees that the RSU Agreements shall be amended to provide that, subject to the terms and conditions of this Agreement, upon the date of your retirement as Executive Chairman of the Company (the “Employment Retirement Date”) all of your then-unvested RSUs (the “Unvested RSUs”) shall not be forfeited upon such retirement and shall instead immediately vest and, subject to your ongoing compliance with the terms and conditions of such RSU Agreements (as amended by this Agreement), you will remain eligible to receive the remaining Shares underlying such Unvested RSUs on (and not prior to) the scheduled Delivery Dates for such Shares as set forth in the related RSU Agreements. The terms and conditions referred to in the immediately preceding sentence shall include:

1)Satisfactory performance of your responsibilities (the “Employment Duties”) in your capacity as Executive Chairman, with particular focus on the following:
a.Play a senior leadership and advisory role for the Company in connection with its private real estate investment strategy, including external marketing efforts, meetings with prospective and existing investors, and internal committee membership and/or meeting participation

b.Assist in communications to internal/external parties regarding your decision to resign as Chief Executive Officer, your role and responsibilities as Executive Chairman, and your later retirement as an employee of the Company

c.Transition and delegation of responsibilities

2)Service to the Company in your capacity as Executive Chairman through the one-year anniversary of the Notice Date.

3)Your Employment with the Company is not at any time terminated for Cause.

4)Your continued compliance, as determined in the Company’s sole discretion, with (i) the existing restrictive covenants set forth in the RSU Agreements, including without limitation those provisions relating to non-interference, non-solicitation and non-disparagement (the “Existing Restrictive Covenants”) and (ii) the Non-Competition Covenant (as defined below).

5)Immediately prior to, and as a condition of, the issuance or delivery of Shares underlying RSUs, you shall execute and deliver to the Company the certification in the form attached hereto as Annex B. This paragraph shall not apply prior to the Employment Retirement Date.

You hereby agree that the RSU Agreements shall automatically be amended upon the Employment Retirement Date, to (x) extend the duration of the Existing Restrictive Covenants (and your obligation to comply therewith) through the final Delivery Date set forth in such RSU Agreements and (y) include and incorporate the restrictive covenants (and your obligation to comply therewith) set forth in Annex A attached hereto (such restrictive covenants set forth on Annex A collectively, the “Non-Competition Covenant” and, together with the Existing Restrictive Covenants, the “Restrictive Covenants”).

In the event you violate any Restrictive Covenant, you shall immediately forfeit any then-outstanding RSUs, whether or not vested. In the event you violate the Non-Competition Covenant, such forfeiture shall be the sole remedy available to the Company. In the event you violate any Restrictive Covenant other than the Non-Competition Covenant, your immediate forfeiture of any then-outstanding RSUs shall not in any respect limit or restrict any other remedies that may be available to the Company.

Each of Annex A and Annex B attached hereto is incorporated by reference in its entirety into this Agreement and forms an integral part thereof.

We will determine in our sole discretion, to be exercised reasonably and in good faith, whether you have satisfactorily performed the Employment Duties. You agree that any cessation of, or substantial or sustained reduction in, the Employment Duties prior to the Employment Retirement Date, without actual termination of employment (referred to as a “Diminution of Employment Duties”), shall occur only to the extent expressly directed by the Company, at its sole option and in its sole discretion, to be exercised reasonably and in good faith. You further agree that, notwithstanding any Diminution of Employment Duties, you will continue to be bound by all other express and implied obligations arising out of your employment with the Company and this Agreement. For the avoidance of doubt, you shall not be deemed to be in violation of this Agreement to the extent any failure to satisfactorily perform the Employment Duties is the direct result of any Diminution of Employment Duties authorized by the Company; provided that the parties understand and agree that your resignation as Chief Executive Officer and your assumption of the customary duties as Executive Chairman will not be treated as a cessation of, or substantial and sustained reduction in, Employment Duties hereunder.

In the event of vesting of your Unvested RSUs on the Employment Retirement Date as described in this Agreement, (i) you will not be entitled to receive any further “dividend equivalent” RSUs that would otherwise have been granted on or after the Employment Retirement Date, (ii) your existing “dividend equivalent” RSUs will continue to not receive any value in connection with any dividend payments on shares of Cohen & Steers common stock and (iii) to the extent cash dividends are paid on shares of Cohen & Steers common stock following the Employment Retirement Date, your then-vested and outstanding RSUs (other than your “dividend equivalent” RSUs) will receive cash payments equal to such per share dividend amount.

For the avoidance of doubt, this Agreement does not serve as an amendment to, and does not amend, that certain employment agreement by and between you and Cohen & Steers Capital Management, Inc., dated as of August 9, 2004 and amended on February 27, 2008.

Except as expressly set forth in this Agreement, the terms and conditions set forth in your RSU Agreements shall continue in full force and effect. You agree that, in the event of any conflict between the terms of this Agreement and the terms of any RSU Agreement, the terms of this Agreement shall control. Capitalized terms used herein without definition have the meanings assigned to such terms under the RSU Agreements and the Company’s Amended and Restated Stock Incentive Plan, as the context requires.

We greatly appreciate your ongoing contributions to the Company and look forward to our continued relationship.

Sincerely,

/s/ Joseph M. Harvey
Joseph M. Harvey
President, Cohen & Steers, Inc.

Agreed and acknowledged as of the date first above written:

/s/ Robert H. Steers_______
Robert H. Steers
Chief Executive Officer, Cohen & Steers, Inc.

ANNEX A

The restricted stock unit agreements entered into or to be entered into by and between the Company and the Participant are hereby amended to include and incorporate the following:

The Participant acknowledges and recognizes the highly competitive nature of the business of the Company and its Affiliates and accordingly agrees that, during the Participant’s Employment with the Company and its Affiliates and for a period commencing on the termination of such Employment for any reason (including, without limitation, termination due to the retirement of the Participant) and ending on the final Delivery Date, the Participant shall not:

(i)during the Participant’s Employment with the Company and its Affiliates, other than on behalf of the Company and its Affiliates, provide or seek to provide investment advisory services or similar services to any person to whom the Company or an Affiliate rendered such services during the Participant’s Employment with the Company and its Affiliates;

(ii)following the Participant’s termination of Employment with the Company and its Affiliates, provide or seek to provide investment advisory services or similar services to any person to whom the Company or an Affiliate rendered such services during the three-year period prior to such termination of Employment;

(iii)directly or indirectly engage in any responsibilities, activities, business or strategy that competes with the activities, businesses or strategies of the Company or its Affiliates (including, in each case and without limitation, any such activities, businesses or strategies which the Company or its Affiliates have specific plans to conduct in the future and as to which the Participant is aware of such plans) within the United States or any other country in which the Company or its Affiliates is conducting business at the time of determination (a “Competitive Business”);

(iv)directly or indirectly enter the employ of, or render or be retained to render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business; provided that, notwithstanding the foregoing, it is agreed that it shall not be a breach of this section for the Participant to provide services to an entity or person that is not itself a Competitive Business, but either (x) has a division, business unit or segment that is a Competitive Business or (y) has an Affiliate that (I) is a Competitive Business or (II) has a division, business unit or segment that is a Competitive Business so long as the Participant demonstrates to the Company’s reasonable satisfaction that the Participant does not and will not, directly or indirectly, provide services or advice to such division, business unit or segment, or such Affiliate (or its division, business unit or segment) that is the Competitive Business;

(v)directly or indirectly acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; provided that nothing herein shall preclude the Participant from, directly or indirectly, owning, solely as an investment, securities of any Person engaged in a Competitive Business which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Participant (x) is not a controlling person of, or a member of a group which controls, such Person and (y) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

These covenants are agreed to be severable so that if one should be unenforceable that will not prevent enforcement of the remaining covenants, and if all should be unenforceable that will not prevent enforcement of any other restrictive covenants set forth in the agreement of which these covenants form a part.

ANNEX B

Certification

(to be dated as of each DELIVERY DATE)

The undersigned hereby certifies that he is in compliance with the terms, conditions and restrictions set forth in (i) the Amended and Restated Cohen & Steers, Inc. Stock Incentive Plan (as may be amended or restated from time to time) or any applicable successor plan, (ii) the letter agreement dated November 4, 2021 (the “RSU Retirement Letter”), and (iii) the restricted stock unit agreements entered into with Cohen & Steers, Inc. (the “Company”), including without limitation those agreements dated [DATES], each as amended by the RSU Retirement Letter (collectively, the “RSU Agreements”), pursuant to which the Company granted restricted stock units to the undersigned that remain outstanding as of the date hereof. The undersigned further certifies that he has not at any time prior to and as of the date hereof violated any of the restrictive covenants contained in or incorporated by reference into any of the RSU Agreements.

_______________________ Robert H. Steers